                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                         BALL CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                            [BALL CORPORATION LOGO]

                                BALL CORPORATION
              10 LONGS PEAK DRIVE, BROOMFIELD, COLORADO 80021-2510
                                 -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 25, 2001
                                 -------------

    The Annual Meeting of Shareholders of Ball Corporation will be held at the Corporation's offices, 10 Longs Peak Drive, Broomfield, Colorado, on Wednesday, April 25, 2001, at 9:00 a.m. (MDT) for the following purposes:

    1. To elect three directors to serve three-year terms expiring at the 2004 Annual Meeting of Shareholders;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Corporation for 2001;

    3. To consider and act upon, if presented at the shareholders' meeting, the shareholder proposal set forth on page 16 in the accompanying Proxy Statement; and

    4. To transact any other business as properly may come before the meeting, although it is anticipated that no business will be conducted other than the matters listed above.

    Only holders of Common Stock of record at the close of business March 1, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    A Proxy Statement appears on the following pages. A copy of the Annual Report for 2000 is being mailed to you with this Notice of Annual Meeting of Shareholders and Proxy Statement.

                        By Order of the Board of Directors

                                                         Elizabeth A. Overmyer
                                                          CORPORATE SECRETARY

March 15, 2001
Broomfield, Colorado

                             YOUR VOTE IS IMPORTANT
    YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY YOUR PROXY IN THE ENCLOSED
   POSTAGE-PAID ENVELOPE, OR SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET,
      AS SOON AS POSSIBLE, SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING
                      IN ACCORDANCE WITH YOUR INSTRUCTIONS.
                           __________________________
   PLEASE NOTE: THE 2001 ANNUAL MEETING WILL BE HELD TO TABULATE THE VOTES CAST AND
         TO REPORT THE RESULTS OF VOTING ON THE THREE ITEMS DESCRIBED ABOVE. NO PRESENTATIONS
             OR OTHER BUSINESS MATTERS ARE PLANNED FOR THE MEETING.

 BALL AND [BALL CORPORATION LOGO] ARE TRADEMARKS OF BALL CORPORATION, REG. U.S.
                               PAT. & TM. OFFICE

                                BALL CORPORATION
              10 LONGS PEAK DRIVE, BROOMFIELD, COLORADO 80021-2510

                                 -------------

                                PROXY STATEMENT
                                 MARCH 15, 2001

                                 -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 25, 2001

                                 -------------

To Shareholders of Ball Corporation:

    This Proxy Statement and the accompanying proxy card are furnished to shareholders in connection with the solicitation by the Board of Directors of Ball Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held April 25, 2001, for the purposes stated in the accompanying notice of the meeting.

    Please complete, sign, date and return your proxy card, or submit your proxy via the telephone or Internet, as soon as possible, so that your shares can be voted at the meeting. Any Ball Corporation shareholder of record desiring to submit his proxy by telephone or via the Internet will be required to enter the unique voter control number imprinted on his Ball Corporation proxy card, and therefore should have the card for reference when initiating the process.

    - To submit your proxy by telephone, call 1-877-779-8683 on a touch-tone telephone, and follow the simple menu instructions provided. There is no charge for this call.

    - To submit your proxy over the Internet, log on to the website http://www.eproxyvote.com/bll and follow the simple instructions provided.

Similar instructions are included on the enclosed proxy card.

    A shareholder of the Corporation may revoke a proxy at any time by sending written notice of revocation to the Corporate Secretary; by voting again by telephone, via the Internet or in writing; or by voting in person at the meeting.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    At the close of business on March 1, 2001, there were outstanding and entitled to vote 27,465,505 shares of Common Stock (including the associated preferred stock purchase rights under the Rights Agreement dated as of January 24, 1996, between the Corporation and The First National Bank of Chicago). Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights with respect to the election of directors.

    Based on Schedule 13G filings with the Securities and Exchange Commission, the following table indicates the beneficial owners of more than 5 percent of the Corporation's outstanding Common Stock as of December 31, 2000:

             NAME AND ADDRESS                      SHARES                 PERCENT
           OF BENEFICIAL OWNER               BENEFICIALLY OWNED           OF CLASS
       ----------------------------       ------------------------       ----------
       FMR Corp.                                 3,583,781                  12.7
       82 Devonshire Street               (sole dispositive power)
       Boston, MA 02109                      (sole voting power
                                              270,619 shares)

       Iridian Asset Management LLC              2,005,364                   7.1
       276 Post Road West, Suite             (shared voting and
       100                                   dispositive power)
       Westport, CT 06880-4704

    The following table lists the beneficial ownership, as of the close of business on March 1, 2001, of Common Stock of the Corporation, of director nominees, continuing directors, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, of such persons and other executive officers. Unless otherwise noted, the beneficial owner has sole voting and investment power.

                                          NAME OF                             SHARES                PERCENT OF
       TITLE OF CLASS                 BENEFICIAL OWNER                 BENEFICIALLY OWNED(1)          CLASS
       --------------       ------------------------------------       ---------------------       ------------
       Common               Frank A. Bracken                                     295,440(2)            1.08
       Common               Howard M. Dean                                        15,319(3)             .06
       Common               John T. Hackett                                       11,606(11)            .04
       Common               R. David Hoover                                      200,505(4)             .73
       Common               John F. Lehman                                        14,730(11)            .05
       Common               Ruel C. Mercure, Jr.                                  19,109(11)            .07
       Common               Leon A. Midgett                                       46,768(5)             .17
       Common               Jan Nicholson                                         33,263(11)            .12
       Common               Raymond J. Seabrook                                   68,496(6)             .25
       Common               George A. Sissel                                     387,500(7)            1.41
       Common               William P. Stiritz                                   415,062(8)            1.51
       Common               Stuart A. Taylor II                                    4,436(9)             .02
       Common               David A. Westerlund                                   70,079(10)            .26
       Common               All of the above and present                       1,693,799               6.17
                              executive officers as a
                              group (18)

------------------------
 (1) Full voting and dispositive power, unless otherwise noted.

 (2) Includes 6,220 shares owned by Mr. Bracken's wife, as to which he disclaims beneficial ownership, and 5,000 shares that he may acquire during the next 60 days upon the exercise of stock options.

 (3) Includes 250 shares owned by Mr. Dean's wife, as to which he disclaims beneficial ownership, and 5,000 shares that he may acquire during the next 60 days upon the exercise of stock options.

 (4) Includes 27,436 shares held in trust for Mr. Hoover's wife, as to which he disclaims beneficial ownership, and 157,001 shares that he may acquire during the next 60 days upon the exercise of stock options.

 (5) Includes 28,251 shares that Mr. Midgett may acquire during the next 60 days upon the exercise of stock options.

 (6) Includes 44,318 shares that Mr. Seabrook may acquire during the next 60 days upon the exercise of stock options.

 (7) Includes 10,000 shares owned by Mr. Sissel's wife, as to which he disclaims beneficial ownership, and 308,835 shares that he may acquire during the next 60 days upon the exercise of stock options.

 (8) Includes 100,000 shares owned by Mr. Stiritz' wife, as to which he disclaims beneficial ownership, and 5,000 shares that he may acquire during the next 60 days upon the exercise of stock options.

 (9) Includes 2,500 shares that Mr. Taylor may acquire during the next 60 days upon the exercise of stock options.

 (10) Includes 51,750 shares that Mr. Westerlund may acquire during the next 60 days upon the exercise of stock options.

 (11) Includes 5,000 shares that Messrs. Hackett, Lehman and Mercure and
      Ms. Nicholson may each acquire during the next 60 days upon the exercise of stock options.

                     VOTING ITEM 1 -- ELECTION OF DIRECTORS

    In 1985 the shareholders adopted the Amended Articles of Incorporation of Ball Corporation, dividing the Board into three classes, as nearly equal in number as possible, with directors serving staggered three-year terms. On
April 25, 2001, three persons are to be elected to serve as directors until 2004. Unless otherwise instructed on the proxy card, the persons named in the accompanying proxy intend to vote for nominees Frank A. Bracken, John F. Lehman and George A. Sissel to hold office as directors of the Corporation until the 2004 Annual Meeting of Shareholders, or, in each case until his respective successor is elected and qualified. All nominees have consented to be named as candidates in the Proxy Statement and have agreed to serve if elected. If, for any reason, any of the nominees becomes unavailable for election, the shares represented by proxies will be voted for any substitute nominee or nominees designated by the Board of Directors. The Board has no reason to believe that any of the nominees will be unable to serve. The shareholders previously elected all director nominees and all continuing directors whose terms have not expired.

    In accordance with Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker nonvotes are considered neither votes "for" nor "against." Proxies may not be voted for a greater number of persons than the three nominees named.

    Set forth for each director nominee in Class I and for each continuing director in Classes II and III are his principal occupation and employment during the past five years, the period during which he has served as a director and certain other information.

                   DIRECTOR NOMINEES AND CONTINUING DIRECTORS

TO BE ELECTED FOR A TERM OF THREE YEARS UNTIL THE 2004 ANNUAL MEETING (CLASS I)


                       Of Counsel, Bingham Summers Welsh & Spilman,        Director since 1995. Member, Audit, Executive and
       [PHOTO]         Attorneys at Law, Indianapolis, Indiana, since      Nominating Committees.
  FRANK A. BRACKEN     June 1994; Deputy Secretary, U.S. Department of     Mr. Bracken is a director of First Merchants
                       the Interior, 1989 to 1993; Chairman of the Board,  Corporation, Muncie, Indiana.
                       Ball-InCon Glass Packaging Corp., 1987 to 1989.
                       Various corporate positions, 1972 to 1987.
                       Age 66.

                       Chairman, J. F. Lehman & Company, New York, New     Director since 1987. Member, Finance, Human
       [PHOTO]         York, since November 1990; Chairman of the Board,   Resources and Nominating Committees.
   JOHN F. LEHMAN      Sperry Marine Inc., Charlottesville, Virginia,      Mr. Lehman is a director of OAO Technology
                       November 1993 to May 1996; Managing Director,       Solutions Inc., Greenbelt, Maryland.
                       Investment Banking Division, PaineWebber Inc.,
                       New York, New York, January 1988 to November 1990;
                       Secretary of the Navy, Washington, D.C., from
                       February 1981 to April 1987. Age 58.

                       Chairman of the Board, Ball Corporation, since      Director since 1995. Member, Executive Committee.
       [PHOTO]         January 2001; Chairman and Chief Executive          Mr. Sissel is a director of First Merchants
  GEORGE A. SISSEL     Officer, Ball Corporation, January 1998 to January  Corporation, Muncie, Indiana.
                       2001; Chairman, President and CEO, April 1996 to
                       January 1998; President and CEO, April 1995 to
                       April 1996; Acting President and CEO, May 1994 to
                       April 1995; Senior Vice President, Corporate
                       Affairs; Corporate Secretary and General Counsel,
                       1993 to 1995; Senior Vice President, Corporate
                       Secretary and General Counsel, 1987 to 1993; Vice
                       President, Corporate Secretary and General
                       Counsel, 1981 to 1987; various corporate
                       positions, 1970 to 1981. Age 64.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

TO CONTINUE IN OFFICE UNTIL THE 2002 ANNUAL MEETING (CLASS II)

                       Chairman and Chief Executive Officer, CDM Optics,   Director since 1996. Member, Audit and Finance
       [PHOTO]         Inc., Boulder, Colorado, since 1997; Chairman,      Committees.
RUEL C. MERCURE, JR.   WITI Corporation, Boulder, Colorado, 1991 to 2000;  Mr. Mercure is a director of Applied Magnetics
                       Member of the faculty, University of Colorado,      Corp., Goleta, California.
                       1988 to 1996; Owner, Colorado Venture Manage-
                       ment, 1980 to 1988; various executive aerospace
                       positions, Ball Corporation, 1956 to 1980. Age 69.

                       Chairman, Chief Executive Officer and President,    Director since 1983. Member, Audit, Human
       [PHOTO]         Agribrands International, Inc., St. Louis,          Resources and Nominating Committees.
 WILLIAM P. STIRITZ    Missouri, since March 1998, and Chairman, Ralston   Mr. Stiritz is a director of Agribrands Inter-
                       Purina Company, St. Louis, Missouri, since October  national, Inc., Energizer Holdings, Inc., May
                       1997; Chairman, President and Chief Executive       Department Stores Co., Ralcorp Holdings, Inc.,
                       Officer, 1982 to 1997. Age 66.                      Ralston Purina Company, Reinsurance Group of
                                                                           America, Inc., all of St. Louis, Missouri, and
                                                                           Vail Resorts Inc., Avon, Colorado.

                       Senior Managing Director, Bear, Stearns & Co.       Director since 1999. Member, Finance and Human
       [PHOTO]         Inc., Chicago, Illinois, since July 1999; Managing  Resources Committees.
 STUART A. TAYLOR II   Director, CIBC World Markets, Chicago, Illinois,
                       April 1997 to July 1999; Managing Director,
                       Bankers Trust Company, Chicago, Illinois, January
                       1995 to April 1997; Vice President, Bankers Trust
                       Company, July 1993 to January 1995; Vice
                       President, Morgan Stanley & Co. Incorporated,
                       Chicago, Illinois, January 1991 to July 1993. Age
                       40.

TO CONTINUE IN OFFICE UNTIL THE 2003 ANNUAL MEETING (CLASS III)

                       Chairman of the Board and Chief Executive Officer,  Director since 1984. Member, Executive, Human
       [PHOTO]         Dean Foods Company, Franklin Park, Illinois, since  Resources and Nominating Committees.
   HOWARD M. DEAN      January 1989; President and Chief Executive         Mr. Dean is a director of Dean Foods Company,
                       Officer, 1987 to 1989. Age 63.                      Franklin Park, Illinois, and Yellow Corporation,
                                                                           Overland Park, Kansas.

                       Managing General Partner, CID Equity Partners,      Director since 1994. Member, Executive, Human
       [PHOTO]         Indianapolis, Indiana, since 1991; Vice President   Resources and Nominating Committees.
   JOHN T. HACKETT     of Finance and Administration, Indiana University,  Mr. Hackett is a director of Irwin Financial
                       Bloomington, Indiana, 1989 to 1991. Prior to 1989,  Corporation, Columbus, Indiana; Meridian Insurance
                       he served as Executive Vice President, Chief        Group, Inc., Indianapolis, Indiana; Wabash
                       Financial Officer and Director of Cummins Engine    National Corp., Lafayette, Indiana, and Waterlink
                       Company, Columbus, Indiana. Age 68.                 Inc., Canton, Ohio.

                       President and Chief Executive Officer, Ball         Director since 1996. Member, Finance Committee.
       [PHOTO]         Corporation, since January 2001; Vice Chairman,     Mr. Hoover is a director of Datum, Inc., Irvine,
   R. DAVID HOOVER     President and Chief Operating Officer, April 2000   California, and Energizer Holdings, Inc., St.
                       to January 2001; Vice Chairman, President and       Louis, Missouri.
                       Chief Financial Officer, January 2000 to April
                       2000; Vice Chairman and CFO, January 1998 to Janu-
                       ary 2000; Executive Vice President and CFO, April
                       1997 to January 1998; Executive Vice President,
                       CFO and Treasurer, April 1996 to April 1997;
                       Executive Vice President and CFO, July 1995 to
                       April 1996; Senior Vice President and CFO, August
                       1992 to July 1995; Vice President and Treasurer,
                       September 1988 to August 1992; various financial
                       positions since 1970. Age 55.

                       President, The Grable Foundation, Pittsburgh,       Director since 1994. Member, Audit and Finance
       [PHOTO]         Pennsylvania, since 1990; Managing Director,        Committees.
    JAN NICHOLSON      Strategic Risk Assessment, MBIA Insurance
                       Corporation, Armonk, New York, February 1998 to
                       May 2000; Managing Director, Research and
                       Development, Capital Markets Assurance Corporation
                       (CapMAC), New York, New York, May 1994 to February
                       1998; Vice President and Manager of Northeast
                       Department for Citicorp Real Estate, New York, New
                       York, 1990 to 1994. Age 55.

                        CERTAIN COMMITTEES OF THE BOARD

    Among the standing committees of the Board of Directors are the Audit, Nominating and Human Resources Committees.

AUDIT COMMITTEE:

    The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management's conduct of the Corporation's public financial reporting process, including overviewing the accounting policies and the system of internal accounting controls, and the audit efforts of the Corporation's independent accountants and the internal audit department. Current members of the Audit Committee, all of whom are independent as defined by Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards, are Messrs. Stiritz (Chairman), Bracken and Mercure, and Ms. Nicholson. The Audit Committee met four times during 2000. The Report of the Audit Committee is set forth on page 15. The full text of the Audit Committee Charter, as recommended for adoption by the Committee and adopted by the Board of Directors on April 26, 2000, is attached to this Proxy Statement as an appendix. The Committee considered whether the non-audit services provided during 2000 by the independent accountants as disclosed below were compatible with maintaining the accountants' independence. The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered during 2000 are as follows:

                               Financial Information Systems
         Audit Fees              Design and Implementation           All Other Fees
                                           Fees
         $1,260,000                         $0                         $2,177,000

NOMINATING COMMITTEE:

    The duties of the Nominating Committee are: (a) develop and maintain a list of qualified candidates to fill vacancies on the Board and aid in attracting qualified candidates to the Board; (b) recommend to the Board candidates to fill any vacancies on the Board; (c) recommend to the Board annually a slate of directors to be elected by the shareholders at the Annual Meeting and recommend to the Board the inclusion of the slate in the Proxy Statement; and
(d) recommend the compensation for services as director to be paid to nonmanagement directors. Current members of the Nominating Committee are Messrs. Bracken (Chairman), Dean, Hackett, Lehman and Stiritz. The Nominating Committee met twice during 2000. The Nominating Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Corporate Secretary, Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

HUMAN RESOURCES COMMITTEE:

    The duties of the Human Resources Committee are: (a) approve the salaries of all elected corporate officers and other employees of the Corporation, as the Board of Directors may determine and direct from time to time; (b) approve the Corporation's schedule of salary ranges and grades for all salaried employees;
(c) approve the Corporation's schedule for approval signatures to be required for salary and employee status changes; (d) approve the Corporation's incentive compensation program, including its design, participation basis and participation rates, as they apply to all elected corporate officers and other employees of the Corporation as the Board of Directors may determine and direct from time to time; (e) approve major salaried benefit plans, changes, plan additions, terminations, and discontinuations; (f) direct the administration of the Corporation's various stock option plans, stock appreciation rights plans, the restricted stock plans and deferred compensation plans, in accordance with such plans; (g) designate from time to time those officers and other key employees of the Corporation and its subsidiaries to whom option and/or restricted stock awards are to be granted and approve the number of shares to be optioned and/or granted from time to time to any individual; and (h) perform such other functions with respect to employee compensation as may be requested by the Board of Directors. Current members of the Human Resources Committee are Messrs. Dean (Chairman), Hackett, Lehman, Stiritz and Taylor. The Human Resources Committee met five times during 2000.

                                 BOARD MEETINGS

    The Board of Directors held six meetings during 2000. Every director attended 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which the director served.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    To be eligible for inclusion in the Corporation's Proxy Statement for the 2002 Annual Meeting, proposals of shareholders must be in writing and be received by the Corporate Secretary at the Corporation's principal executive offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, by November 15, 2001.

    If a shareholder desires to bring business before the 2002 Annual Meeting which is not the subject of a proposal submitted for inclusion in the Proxy Statement, he must notify the Corporation in writing by January 29, 2002, or the proposal may be considered untimely, and management's proxies may exercise their discretionary authority to vote previously solicited proxies against such proposal if it is raised at the Annual Meeting.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Corporation of the Chief Executive Officer and each of the next four most highly compensated executive officers of the Corporation (the Named Executive Officers) in office on December 31, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                               ----------------------------------
                                                ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                                       -------------------------------------   -----------------------   --------
                                                                               RESTRICTED   SECURITIES
    NAME AND PRINCIPAL                                         OTHER ANNUAL      STOCK      UNDERLYING     LTIP        ALL OTHER
         POSITION             YEAR      SALARY     BONUS(1)    COMPENSATION    AWARDS(2)     OPTIONS     PAYOUTS    COMPENSATION(3)
--------------------------  --------   --------   ----------   -------------   ----------   ----------   --------   ---------------
George A. Sissel              2000     $740,000   $1,050,413                                             $491,535      $304,855
  Chairman and                1999      690,000    1,140,523                                              753,531       149,999
  Chief Executive             1998      650,000    1,108,444                   $1,330,000                 559,465       126,462
    Officer(4)

R. David Hoover               2000      500,000      621,956                                              242,576       127,970
  Vice Chairman, President    1999      391,000      570,211                                              345,355       112,440
  and Chief Operating         1998      365,490      510,888                      875,000                 246,058        95,521
  Officer(4)

Leon A. Midgett               2000      368,692      460,616                                              112,774        45,829
  Executive Vice President
  and Chief Operating
  Officer, Packaging

Raymond J. Seabrook           2000      272,431      283,987                                               91,476        46,788
  Senior Vice President       1999      238,000      273,332                                              128,663        43,748
    and
  Chief Financial Officer     1998      220,573      254,843                      420,000                  87,827        37,930

David A. Westerlund           2000      245,400      241,050                                               84,800        24,763
  Senior Vice President,      1999      227,400      259,731                                              121,591        19,582
  Administration              1998      209,965      240,446                      420,000                  79,127        14,207

------------------------

(1) As noted in the Report of the Human Resources Committee, Ball Corporation uses the term Incentive Compensation rather than Bonus. Also noted in the Report of the Human Resources Committee is the performance level of the Corporation and each of the operating groups in relation to incentive targets and the resulting impact on the "bonus" amounts shown above.

(2) These restricted shares were granted after the acquisition of the assets of the can division of Reynolds Metals Company. This one-time grant was made pursuant to the acquisition-related, special incentive for senior executives. The Restricted Stock restrictions are designed to lapse in increments, based on achievement of performance goals related to the successful integration of the acquired assets and achievement of synergies within the metal beverage operations. If the restrictions do not lapse in such increments, they will not lapse until September 23, 2005.

(3) The amounts shown in the All Other Compensation column for 2000 consist of the following:

    Mr. Sissel -- above-market interest on deferred compensation account, $279,184; company contribution to Employee Stock Ownership Plan, $1,170; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304; compensation attributable to the split-dollar life insurance program, $20,997.

    Mr. Hoover -- above-market interest on deferred compensation account, $56,146; company contribution to Employee Stock Ownership Plan, $1,170; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304; compensation attributable to the split-dollar life insurance program, $67,150.

    Mr. Midgett -- above-market interest on deferred compensation account, $41,575; company contribution to Employee Stock Ownership Plan, $1,170; company contribution to Employee Stock Purchase Plan, $780; Supplemental Long-Term Disability premium, $2,304.

    Mr. Seabrook -- above-market interest on deferred compensation account, $19,800; company contribution to Employee Stock Ownership Plan, $1,170; Supplemental Long-Term Disability premium, $2,304; compensation attributable to the split-dollar life insurance program, $23,514.

    Mr. Westerlund -- above-market interest on deferred compensation account, $20,089; company contribution to Employee Stock Ownership Plan, $1,170; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304.

(4) Effective January 24, 2001, Mr. Hoover was elected President and Chief Executive Officer. Mr. Sissel continues to serve the Corporation as Chairman of the Board.

LONG-TERM INCENTIVE COMPENSATION

STOCK OPTION GRANTS AND EXERCISES

    The following tables present certain information for the Named Executive Officers relating to stock option grants and exercises during 2000 and, in addition, information relating to the valuation of unexercised stock options:

                          STOCK OPTION GRANTS IN 2000

                                                         PERCENTAGE OF
                                                         TOTAL OPTIONS
                                                          GRANTED TO
                                           OPTIONS       EMPLOYEES IN    EXERCISE PRICE   EXPIRATION      GRANT DATE
                  NAME                     GRANTED        FISCAL 2000     (PER SHARE)        DATE      PRESENT VALUE(2)
                  ----                     --------      -------------   --------------   ----------   ----------------
George A. Sissel.........................   40,000(1)        10.52          $33.0625       04/25/10        $486,300
R. David Hoover..........................   15,000(1)         3.94          $33.0625       04/25/10        $182,363
Leon A. Midgett..........................   10,000(1)         2.63          $33.0625       04/25/10        $121,575
Raymond J. Seabrook......................   10,000(1)         2.63          $33.0625       04/25/10        $121,575
David A. Westerlund......................   10,000(1)         2.63          $33.0625       04/25/10        $121,575

------------------------

(1) In consideration of company and individual performance, the Human Resources Committee determined that stock option grants would be made to these individuals in 2000. Options were granted April 25, 2000, and are exercisable beginning one year after grant and each year thereafter in 25 percent increments.

(2) Grant date option values are estimated at $12.1575 per share based on the Black-Scholes option-pricing model adapted for use in valuing employee stock options. The estimated value under the Black-Scholes model is based on assumptions of volatility of 32.43 percent, a risk-free rate of return of
    6.36 percent, a dividend yield of 1.30 percent, an expected option term of
    5.5 years, and no adjustment for the risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

                   AGGREGATED STOCK OPTION EXERCISES IN 2000
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                                      DECEMBER 31, 2000           DECEMBER 31, 2000(1)
                                  SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
               NAME                 ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----               ---------------   ----------   -----------   -------------   -----------   -------------
  George A. Sissel..............            0       $     0.00     280,085        93,750       $4,592,052     $1,168,906

  R. David Hoover...............            0             0.00     151,752        61,250        2,192,792        548,831

  Leon A. Midgett...............            0             0.00      23,251        41,250          275,443        367,788

  Raymond J. Seabrook...........            0             0.00      39,068        20,500          604,846        253,761

  David A. Westerlund...........            0             0.00      48,411        20,500          735,317        253,761

------------------------

(1) Based on the closing price on the New York Stock Exchange -- Composite Transactions of the Corporation's Common Stock on December 29, 2000, of $46.06.

LONG-TERM CASH INCENTIVE

    The following table presents information for the Named Executive Officers concerning the Long-Term Cash Incentive Plan and, in addition, information relating to the estimated future payouts.

          LONG-TERM CASH INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                              ESTIMATED FUTURE PAYOUTS(2)
                                          NUMBER OF   PERFORMANCE PERIOD   ---------------------------------
                  NAME                    UNITS(1)     UNTIL MATURATION    THRESHOLD    TARGET     MAXIMUM
                  ----                    ---------   ------------------   ---------   --------   ----------
George A. Sissel........................      0       1/1/99 - 12/31/01    $260,326    $520,652   $1,041,305
R. David Hoover.........................      0       1/1/99 - 12/31/01     156,697     319,210      638,420
Leon A. Midgett.........................      0       1/1/99 - 12/31/01      72,866     149,477      298,594
Raymond J. Seabrook.....................      0       1/1/99 - 12/31/01      51,544     107,382      214,765
David A. Westerlund.....................      0       1/1/99 - 12/31/01      45,360      94,500      188,999

------------------------

(1) Participants are not awarded a number of units. Awards are expressed as a percentage of average annual salary and "bonus" at target during the performance period. However, Named Executive Officers, including the Chief Executive Officer, whose Ball Corporation stock holdings are below the established guidelines, will receive one-half of their award in Ball Corporation Restricted Stock.

(2) Estimated future payouts ("earned awards") are based on Ball's total shareholder return performance, i.e., stock price appreciation plus dividends, over three-year performance cycles which begin at the start of each calendar year, relative to the total shareholder return of companies comprising the S&P Industrials index.

RETIREMENT PLANS

    The following table, for purposes of illustration, indicates the amounts of annual retirement income which would be payable in 2001 to the Named Executive Officers at normal retirement age 65. The calculation of retirement benefits under the plans generally is based upon average earnings (base salary only) for the highest five consecutive years of the ten years preceding retirement.

                               PENSION PLAN TABLE

                                           YEARS OF SERVICE
                         ----------------------------------------------------
AVERAGE ANNUAL EARNINGS     15         20         25         30         35
-----------------------  --------   --------   --------   --------   --------
       $150,000          $ 30,959   $ 41,279   $ 59,599   $ 61,918   $ 72,238

        200,000            42,209     56,279     70,349     84,418     98,488

        250,000            53,459     71,279     89,098    106,918    124,738

        300,000            64,709     86,279    107,849    129,418    150,988

        350,000            75,959    101,279    126,599    151,918    177,238

        400,000            87,209    116,279    145,348    174,418    203,488

        450,000            98,459    131,279    164,099    196,918    229,738

        500,000           109,709    146,279    182,849    219,418    255,988

        550,000           120,959    161,279    201,598    241,918    282,238

        600,000           132,209    176,279    220,349    264,418    308,488

        650,000           143,459    191,279    239,099    286,918    334,738

    The Corporation's qualified salaried retirement plans provide defined benefits determined by base salary and years of service. The Corporation has also adopted a nonqualified supplemental executive retirement plan that provides benefits otherwise not payable under the qualified pension plan to the extent that the Internal Revenue Code limits the pension to which an executive would be entitled under the qualified pension plan. The benefit amounts shown in the preceding table reflect the amount payable as a straight life annuity and include amounts payable under the supplemental retirement plan. Messrs. Sissel, Hoover and Seabrook participate in a split-dollar life insurance plan, and supplemental retirement benefits cease thirty days following the termination of the Corporation's interest in the participant's split-dollar policy.

    Average Annual Earnings used under the pension formula to calculate benefits together with years of benefit service, as of December 31, 2000, for the Named Executive Officers are: George A. Sissel, $636,000 (30.33 years); R. David Hoover, $360,908 (30.54 years); Leon A. Midgett, $248,306 (28.17 years); Raymond
J. Seabrook, $220,390 (8.21 years); and David A. Westerlund, $201,830 (25.33 years) (offset by benefits received from a prior employer).

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Corporation maintains a revocable, funded grantor trust, which, in the event a change in control of the Corporation occurs, would become irrevocable with funds thereunder to be available to apply to the Corporation's obli-gations under its deferred compensation plans covering key employees, including the Named Executive Officers. Under the trust, "change in control" can occur by virtue, in general terms, of an acquisition by any person of 40 percent or more of the Corporation's voting shares; a merger in which shareholders of the Corporation before the merger own less than 60 percent of the Corporation's Common Stock after the merger; shareholder approval of a plan to sell or dispose of substantially all of the assets of the Corporation; a change of a majority of the Corporation's Board of Directors within a 12-month period unless approved by two-thirds of the directors in office at the beginning of such period; a threatened change in control, deemed to exist if there is an agreement which would result in a change in control or public announcement of intentions to cause a change in control; and by the adoption by the Board of Directors of a resolution to the effect that a change or threatened change in control has occurred for purposes of the trust. The trust was partially funded as of December 31, 2000, with approximately $16.7 million of net equity of company-owned life insurance policies on the lives of various employees, including participants in the plans and with a $46 million Letter of Credit to support the approximately $71 million of current deferred compensation account balances of the beneficiaries of the trust in the event of a change in control. The Corporation intends to reduce or eliminate the existing Letter of Credit. The Corporation has borrowing capacity to fully fund the trust in advance of a change in control and is required to do so prior to a change in control. If the funds set aside in the trust would be insufficient to pay amounts due the beneficiaries, then the Corporation would remain obligated to pay those amounts. In the event of the insolvency of the Corporation, the funds in the trust would be available to satisfy the claims of the creditors of the Corporation. The trust was not established in response to any effort to acquire control of the Corporation, and the Board is not aware of any such effort.

    The Corporation has change-in-control severance agreements with certain key employees, including the Named Executive Officers. The agreements are effective on a year-to-year basis and would provide severance benefits in the event of both a change in control of the Corporation and an actual or constructive termination of employment within two years after a change in control. Under the agreements, a "change in control" can occur by virtue, in general terms, of an acquisition by any person of 30 percent or more of the Corporation's voting shares; a merger in which the shareholders of the Corporation before the merger own 50 percent or less of the Corporation's voting shares after the merger; shareholder approval of a plan of liquidation or to sell or dispose of substantially all of the assets of the Corporation; and if, during any two-year period, directors at the beginning of the period fail to constitute a majority of the Board of Directors. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in duties, compensation or benefits or change of office location from those in effect immediately prior to the change in control, unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include two times current annual base salary and target incentive compensation, the bargain element value of then outstanding stock options, the present value of the amount by which pension payments would have been larger had the executive accumulated two additional years of benefit service; two years of life, disability, accident and health benefits; outplacement services; and legal fees and expenses reasonably incurred in enforcing the agreements. In the event such benefits, together with other benefits paid because of a change in control, would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code, the Corporation would reimburse the executive for such excise taxes paid, together with taxes incurred as a result of such reimbursement. The agreements were not entered into in response to any effort to acquire control of the Corporation, and the Board is not aware of any such effort.

    The Corporation has severance benefit agreements with certain key employees, including the Named Executive Officers. The agreements provide severance benefits in the event of an actual or constructive termination of employment. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in compensation or benefits, unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include two times current annual salary and target incentive compensation for Messrs. Sissel and Hoover and 1.5 times current annual salary and target incentive compensation for Messrs. Midgett, Seabrook and Westerlund; the present value of the amount by which pension payments would have been larger had the executive accumulated two additional years of benefit service for Messrs. Sissel and Hoover and 1.5 years of benefit service for Messrs. Midgett, Seabrook and Westerlund; two years of life, disability, accident and health benefits for Messrs. Sissel and Hoover and
1.5 years of life, disability, accident and health benefits for Messrs. Midgett, Seabrook and Westerlund; outplacement services; and legal fees and expenses reasonably incurred in enforcing the agreements. Upon the occurrence of a change in control as defined in the change-in-control severance agreements, the executive is entitled to the greater of each of the benefits provided in this agreement and each of the benefits provided in the change-in-control severance agreement, including reimbursement thereunder resulting from excise taxes which may be incurred as a result of such payments.

DIRECTORS' COMPENSATION

    Directors who are not employees of the Corporation receive as compensation a total target annual retainer composed of a $25,000 annual fixed retainer, plus an annual incentive retainer based upon the Corporation's actual operating performance for each fiscal (calendar) year. The annual incentive retainer is calculated in accordance with the Corporation's performance-based Incentive Compensation Plan at a rate of 40 percent of the directors' annual fixed retainer. Both annual retainers are paid 50 percent in cash and 50 percent in Restricted Stock. The restrictions will lapse upon the director ceasing to serve as a director, for any reason other than voluntary resignation, in which case the restrictions will not lapse and the director will forfeit the shares. For federal income tax purposes, the value of the shares will be taxable to the recipient as compensation income in an amount equal to the fair market value of the Corporation's Common Stock on the date the restrictions lapse. Since 1997 there has been no retirement plan for directors.

    Nonemployee directors receive a fee of $1,250 for attending each Board meeting; a fee of $1,000 for attending one or more committee meetings held on any one day; a fee of $1,000 per quarter for serving as chairman of a Board committee; and a per diem allowance of $750 for special assignments. Directors who are also employees of the Corporation receive no additional compensation for their service on the Board or on any Board committee.

    Under the terms of the Ball Corporation 1986 Deferred Compensation Plan for Directors, nonemployee directors may elect to defer the payment of all or a portion of their directors' fees, including the annual retainer and the board and committee meeting fees. Interest is credited annually to the accounts at a rate equal to the annual average composite yield on Moody's Seasonal Corporate Bond Yield Index plus 5 percent. The fees, together with credited interest, may be deferred until no later than the year following the year of retirement as a director and may be distributed over a period not to exceed 15 years, both as selected by the director. In order to provide for its liabilities under the Plan, the Corporation purchased insurance on the lives of participating directors. Beginning with the cash portion of annual incentive retainer earned in 2001, non-employee directors may defer all or some of the cash portion of their incentive retainer into the 2000 Deferred Compensation Company Stock Plan. In addition, amounts deferred into the 1986 Deferred Compensation Plan for Directors may be transferred to this Company Stock Plan. Amounts deferred or transferred into this Plan receive a 20 percent company match subject to a cap of a $20,000 match per year. Amounts deferred, transferred or credited to this Plan will be represented in the participant's account as stock units, with each unit having the value equivalent to one share of Ball Corporation Common Stock. All distributions of accounts will be made in the form of Ball Common Stock after the director ceases to serve as director.

    The 1991 Restricted Stock Plan for Nonemployee Directors of Ball Corporation authorizes the award of Common Stock of the Corporation to directors who, at the time of grant, are not employees of the Corporation or any of its subsidiaries. Messrs. Dean and Hackett and Ms. Nicholson received 1,000-share awards each upon reelection as directors on April 26, 2000. All participants will receive additional 1,000-share awards each upon reelection for three-year terms. Newly eligible participants will receive 1,000-share awards each when they are elected or appointed for initial terms and upon reelection for three-year terms. The restrictions against disposal of the shares will lapse upon the termination of the director's service to the Corporation as a director, for whatever reason other than voluntary resignation, in which case the restriction will not lapse and the director will forfeit the shares. For federal income tax purposes, the value of the shares will be taxable to the recipient as compensation income in an amount equal to the fair market value of the Common Stock on the date the restrictions lapse.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

OVERALL POLICY

    The Human Resources Committee (the "Committee") of the Board of Directors oversees the administration of executive compensation programs and determines the compensation of the executive officers of Ball Corporation. The Committee is composed solely of independent, nonemployee directors and employs a compensation-consulting firm to advise and provide input in the course of its deliberations.

    Target total compensation of executive officers of the Corporation, including the Chief Executive Officer, is determined after reviewing the executive's performance and the pay of similarly situated executives at other manufacturing firms of similar size (based upon total employment and sales). The external comparison is based upon the results of an annual report prepared by the corporate compensation department and reviewed with the compensation-consulting firm employed by the Board of Directors. This report gathers information from compensation surveys that report on executive level positions at other manufacturing firms of similar size.

ANNUAL COMPENSATION

    The Committee generally establishes target total annual compensation, defined as the sum of base salary and incentive compensation at target, for each of the Corporation's executive officers in relation to the 50th percentile of what comparable companies are paying. The target total annual compensation level for each executive, other than the Chief Executive Officer, is determined based on recommendation from the Chief Executive Officer, together with the Committee's consideration of the executive's responsibilities, experience in the position, individual performance and the performance of the executive's area of responsibility. The Chief Executive Officer's target total annual compensation is similarly determined in relation to the market's 50th percentile, the Committee's consideration of the Chief Executive Officer's experience in the position, assessment of individual performance and the financial performance of the Corporation.

    After the Committee has established the appropriate target total annual compensation for an executive, base salary is determined by dividing target total annual compensation by the sum of one plus the executive's incentive compensation participation rate. When target performance, as defined in the Annual Incentive Compensation Plan (the "Annual IC Plan") discussed below, is attained, the executive will be paid a total annual compensation which equals that established by the Committee as appropriate for his performance and when compared to similarly situated executives at other companies. Incentive compensation participation rates for executives, including the Chief Executive Officer, are set by organizational level; for example, the Chief Executive Officer participates at one rate, senior executive officers participate at another rate, while other officers participate at lower rates and other key employees at lower rates yet. The Committee intends that a larger percentage of an executive's target total annual compensation be at risk, when compared with compensation survey data. Such data is analyzed to determine the levels of incentive participation and target total compensation. If the survey data indicates a target incentive compensation rate of 55 to 60 percent, for example, Ball Corporation could be expected to use a rate of 65 percent, thereby causing target total annual compensation to be composed of a lower base salary and a higher at-risk incentive compensation.

    Base salary is referred to as "salary" in the Summary Compensation Table and incentive compensation actually earned by an executive officer is reported under the heading "Bonus." Actual incentive compensation earned is driven by the economic value added targets approved by the Committee at the beginning of the year. The Annual IC Plan targets are calculated taking into account historical performance, the company's cost of capital and the capital investment of each business unit. The resulting targets are set at levels requiring improvement in economic value added each year. The Annual IC Plan design applies to all officers and other key employees.

    The Annual IC Plan awards incentive compensation to executives based upon actual performance of the Corporation, or in certain cases the actual performance of the profit center for which the executive is responsible, in achieving improvements in economic value added relative to the established targets. Improvement in economic value added occurs when the ratio of net operating profit after tax to capital employed in the business increases over time. It establishes a direct link between incentive compensation and return earned on capital relative to a specified target return. Economic value added was selected as the measure for the Corporation's Annual IC Plan because it has been demonstrated that it correlates closely management's incentive with shareholder total return.

    If actual performance for the year is higher than the target performance level, then the actual incentive compensation for such year will be higher than target. Whenever actual performance falls below the target performance level, the executive will receive incentive compensation less than target. If performance falls below the minimum acceptable level established in the Annual IC Plan, then no incentive compensation will be earned, and the executive's annual compensation will consist only of base salary for the year. The Committee intends that an executive's target incentive compensation should be a significant portion of his target total compensation. In the case of the Named Executive Officers, the portion of target total annual compensation represented by target incentive compensation ranges from approximately 35 to approximately 45 percent. It is not intended or perceived as a "bonus" but rather as the component of total compensation which is "at risk" as an incentive, dependent on operating performance. For the year ended December 31, 1999, actual incentive compensation for the Named Executive Officers was above target for each named executive, reflecting above-target performance. The incentive compensation levels for 2000 reflect the above-target performance of the Corporation as a whole and for the packaging operations. Incentive compensation for Messrs. Sissel, Hoover, Seabrook and Westerlund was based entirely on the performance of the Corporation as a whole, while Mr. Midgett's incentive compensation was based 80 percent on the performance of his area of profit responsibility and 20 percent on the performance of the Corporation as a whole.

    Beginning with incentive compensation earned in 2001, certain key employees including the Named Officers may defer a portion or all of their incentive compensation into the 2000 Deferred Compensation Company Stock Plan. In addition, amounts deferred into prior deferred compensation plans may be transferred to this Company Stock Plan. Amounts deferred or transferred into this Plan receive a 20 percent company match subject to a cap of a $20,000 match per year. Amounts deferred, transferred or credited to this Plan will be represented in the participant's account as stock units, with each unit having the value equivalent to one share of Ball Corporation Common Stock. All distributions of accounts will be made in the form of Ball Common Stock following termination of employment.

LONG-TERM INCENTIVE PROGRAM

    The Corporation's long-term incentive program consists of two types of plans, both based upon the performance of Ball Corporation's Common Stock. The first type comprises broad-based employee stock option plans designed to encourage employee stock ownership and to recognize and reward employees for their levels of responsibility in building shareholder value. Grants of stock options to employees, including executive officers, are generally made by the Committee after considering the recommendation of the Chief Executive Officer, based primarily on the level of the employee's position within the Corporation, taking into account the number of outstanding and previously granted options. Stock options granted to the Chief Executive Officer are determined by the Committee in relation to grant levels of other executive officers within the Corporation and an assessment of his past and expected performance as well as the number of outstanding and previously granted options. As the stock option plans are long term in nature, grants are determined independently of the shorter-term Annual IC Plan.

    The second part of the Corporation's long-term incentive program is the Long-Term Cash Incentive Plan. This plan is limited in its participation to selected key executives, including the Named Executive Officers, who contribute materially to the success of Ball Corporation and its subsidiaries through their leadership skills, vision and dedication. The plan provides cash and Restricted Stock awards on the basis of Ball's total shareholder return performance; i.e., stock price appreciation plus dividends, over three-year performance cycles that begin at the start of each calendar year, relative to the total shareholder return of companies comprising the S&P Industrials Index. Named Executive Officers whose Ball Corporation stock holdings are below established guidelines receive up to one-half of their award in Ball Corporation Restricted Stock. Long Term Cash Incentive Plan awards are shown in the Summary Compensation Table under "LTIP Payouts."

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers. One of the primary responsibilities of the Committee is to provide a compensation program that will attract, retain and reward executive talent necessary to maximize shareholder return. Nevertheless, to the extent that any cash compensation for any Named Executive Officer otherwise deductible for a particular tax year would not be deductible in that year because of the limitations of Section 162(m), such compensation will be deferred until retirement.

    The following directors and members of the Human Resources Committee have furnished the foregoing report:

         Howard M. Dean, Chairman
        John T. Hackett
        John F. Lehman
        William P. Stiritz
        Stuart A. Taylor II

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    The line graph below compares the annual percentage change in Ball Corporation's cumulative total shareholder return on its Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and The Dow Jones Containers & Packaging Index for the five-year period ending December 31, 2000.

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG BALL CORPORATION COMMON, THE S&P COMPOSITE 500 STOCK INDEX AND THE DOW JONES CONTAINERS & PACKAGING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                  1995  1996  1997  1998  1999  2000
Ball Corporation                  $100   $97  $133  $175  $152  $182
S & P 500                         $100  $123  $164  $211  $256  $232
Dow Jones Containers & Packaging  $100  $125  $148  $133  $127   $82

    Notes:  Assumes $100 invested on December 31, 1995.
          Total return assumes reinvestment of dividends.
          The Dow Jones Containers & Packaging Index total return weighted by market capitalization.

    The Dow Jones Containers & Packaging Index reflects Ball Corporation's performance against packaging businesses, the Corporation's principal industry group, and provides an appropriate indicator of cumulative total shareholder returns. Companies included in the Dow Jones Containers & Packaging Index, in addition to Ball Corporation, are: AptarGroup, Inc.; Bemis Company, Inc.; Chesapeake Corporation; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Sealed Air Corp.; Smurfit-Stone Container Corp.; Sonoco Products Company; and Temple-Inland, Inc.

                         REPORT OF THE AUDIT COMMITTEE

    Pursuant to Item 306 of Securities and Exchange Commission Regulation S-K, the Audit Committee of the Ball Corporation Board of Directors (the "Committee") hereby issues the following report.

    Management is responsible for the Corporation's system of internal accounting controls, financial reporting practices and compliance with all laws and regulations and ethical business standards. The independent accountants are responsible for performing an audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

    In this context, the Committee has reviewed and discussed the audited consolidated financial statements of the Corporation with management and the independent accountants. The Committee has discussed with the independent accountants any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    The Corporation's independent accountants provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees ("ISBS No. 1"), and the Committee has discussed with the independent accountants that firm's independence.

    Based upon the Committee's review and discussion with management and the independent accountants, the representations of management and the disclosures and letter of the independent accountants (as required by ISBS No. 1) to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, be filed with the Securities and Exchange Commission.

    The foregoing report has been furnished by the following directors and members of the Audit Committee:

           William P. Stiritz, Chairman

           Frank A. Bracken

           Ruel C. Mercure, Jr.

           Jan Nicholson

  VOTING ITEM 2 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    As disclosed in this Proxy Statement, during 2000, PricewaterhouseCoopers LLP rendered audit and non-audit services to the Corporation. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions and to make a statement if they so desire.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR 2001.

         VOTING ITEM 3 -- SHAREHOLDER PROPOSAL REGARDING IMPLEMENTATION
                        OF GLOBAL HUMAN RIGHTS STANDARDS

    A shareholder(1) of the Corporation has informed management of its intention to present at the Annual Meeting the resolution set forth below:

    "Whereas, Ball Corporation currently has extensive overseas operations, and

    "Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations, and

    "Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

    "Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

    "Whereas, these standards incorporate the conventions of the International
       Labor Organization (ILO) on workplace human rights which include the following principles:

       1. All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

       2. Workers' representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

       3. There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111)

       4. Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

       5.  There shall be no use of child labor. (ILO Convention 138), and,

    "Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company's commitment to human rights is to be maintained,

    "Therefore, be it resolved that the company commit itself to the full implementation of these human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards."

                                 --------------

------------------------

(1) The Corporation will furnish the name and address of the shareholder proponent promptly, orally or in writing, as requested, to any person upon receipt of any oral or written request. Such request may be directed to:
     Corporate Secretary, Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510 (303/460-2470).

POSITION OF THE BOARD OF DIRECTORS

    The Board of Directors does NOT RECOMMEND the foregoing proposal. The Board recommends a vote AGAINST the implementation of this proposal. Proxies that are returned will be voted against the proposal unless a contrary direction is indicated on the proxy card.

    The Board of Directors is sensitive to the concerns addressed in this proposal and recognizes the importance, from both an ethical and a business point of view, of operating its business in accordance with all applicable U.S. and foreign laws and with company policies dealing with the rights of its employees.

    Ball Corporation and its subsidiaries, historically, have had in place comprehensive policies relating to employment practices and employee health and safety. These policies are designed to ensure compliance with laws and to meet the Corporation's ethical obligation to act responsibly in the various countries in which it operates. They are reviewed and amended from time to time, as necessary.

    Ball Corporation believes it would not be appropriate to implement the alternative standards for corporate social responsibility set forth by the proponent, as these standards would be, in several areas, only duplicative of the efforts already being undertaken. In other areas, they could be read to go far beyond what is legally and ethically required and, in some cases, legally permissible. Furthermore, Ball Corporation carefully controls its own conduct in these areas and would not benefit from "independent outside monitoring." Finally, being required to oversee the human rights practices of our international suppliers is not practical and would not be an effective use of the Corporation's resources and would not provide value to its shareholders.

    FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL TO IMPLEMENT THE GLOBAL HUMAN RIGHTS STANDARDS. The affirmative vote of the holders of a majority of the shares of the Corporation's Common Stock present in person or by proxy at the 2001 Annual Meeting is required to approve it.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The rules of the Securities and Exchange Commission require disclosure of late filings of reports of stock ownership and changes in stock ownership by directors and executive officers. To the best of the Corporation's knowledge, all of the filings for its executive officers and directors were made on a timely basis in 2000.

                         SOLICITATION AND OTHER MATTERS

    The Corporation will pay the cost of soliciting proxies. CIC/Georgeson Shareholder Communications has been retained to assist in the solicitation of proxies for a fee of $6,000, plus expenses. In addition to solicitations by mail, proxies also may be solicited personally, by telephone or electronic means by some directors, officers and regular employees of the Corporation, without additional compensation, as well as by employees of CIC/Georgeson. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of Common Stock.

    As of the date of this Proxy Statement, the Board of Directors of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. However, the persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters that do properly come before the meeting and as to matters incidental to the conduct of the meeting, according to their discretion.

                                            By Order of the Board of Directors
                                                  Elizabeth A. Overmyer
                                                   CORPORATE SECRETARY

March 15, 2001
Broomfield, Colorado

                                                                        Appendix

                                BALL CORPORATION
                            AUDIT COMMITTEE CHARTER

I.  PURPOSE.

    The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of Ball Corporation's (the "Corporation") public financial reporting process, including overviewing the accounting policies and the system of internal accounting controls and the audit efforts of the Corporation's outside auditor and internal audit department.

    The Committee shall review the adequacy of this Charter on an annual basis.

II.  MEMBERSHIP.

    The Committee shall be comprised of not less than three members of the Board. The Committee's composition will comply with the independence and experience requirements of the New York Stock Exchange rules as determined in the business judgment of the Board.

    The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a chair is elected by the Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.

III.  RESPONSIBILITIES AND DUTIES.

    The Committee's role is one of oversight and it recognizes that the Corporation's management is responsible for preparing the Corporation's consolidated financial statements and that the outside auditor is responsible for auditing those financial statements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to any auditor's work.

    The following matters comprise the recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances. The responsibilities and duties of a member of the Committee are in addition to those duties set out for a member of the Board.

1. With regard to selection and evaluation of the outside auditor, the Committee should:

    (a) recommend for appointment by the Board the firm of independent accountants to act as the outside auditor for the Corporation and its subsidiaries for each fiscal year;

    (b) review with management the performance of the Corporation's outside auditor and make recommendations to the Board regarding the replacement or termination of the outside auditor when circumstances warrant;

    (c) request from the outside auditor annually, a formal written statement delineating all relationships between the auditor and the Corporation consistent with Independence Standards Board Standard No. 1, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's independence, if any, and, where circumstances warrant, recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence; and

    (d) inform the outside auditor that they are ultimately accountable to the Committee and the Board, that the Committee and the Board are responsible for the appointment of the outside auditor for each fiscal year, such appointment to be submitted to the shareholders of the Corporation for ratification by the shareholders at the annual meeting of the shareholders, and that the Board may terminate the outside auditor if circumstances warrant.

2. With regard to the annual audit and interim reviews of the consolidated financial statements of the Corporation, the Committee should:

    (a) receive an annual audit plan of the Corporation's outside auditor, including the scope of audit activities, which management confirms they have reviewed with the outside auditor;

    (b) review with management and the outside auditor the audited consolidated financial statements which form the basis for those consolidated financial statements to be included in the Corporation's Form 10-K and discuss with the outside auditor the matters required to be communicated to the Committee by Statement of Auditing Standards ("SAS") No. 61, as may be amended or supplemented; and

    (c) receive confirmation from management or the outside auditor that the Corporation's unaudited interim consolidated financial statements which form the basis for those to be included in the Corporation's Quarterly reports on Form 10-Q have been reviewed by the Corporation's outside auditor, in accordance with SAS No. 71, as may be amended or supplemented.

3. With regard to financial reporting practices and internal controls, the Committee should:

    (a) provide an open avenue of communication between the outside auditor, financial and senior management, the director of the Corporation's internal audit department and the Board;

    (b) receive an annual audit plan of the Corporation's internal audit department, including scope and periodic reports on the progress and results with regard to the plan during the fiscal year; and

    (c) inquire of management, the outside auditor and the director of internal audit as to the adequacy of internal accounting controls.

4.  With regard to other matters, the Committee should:

    (a) meet annually with the general counsel to review legal matters, including any matters that may have a material impact on the financial statements of the Corporation;

    (b) review and approve the report regarding the Committee to be included in each annual proxy statement of the Corporation beginning in 2001 which includes the matters required by the Securities and Exchange Commission;

    (c) review annually with management the continuing effectiveness of the Corporation's conflict of interest policies;

    (d) receive from management or the outside auditor any information which must be delivered pursuant to Section 10A of the Securities Exchange Act of 1934; and

    (e) perform such additional activities and consider such other matters within the scope of its purpose, responsibilities and duties as the Committee or the Board deems necessary.

5. In the process of carrying out the duties and responsibilities, the Committee should:

    (a)  report periodically to the Board on its activities, as appropriate;

    (b) maintain minutes of its meetings, as it deems appropriate;

    (c) if the Committee deems it appropriate, investigate any matters brought to its attention with full access to all the books, records, facilities and personnel of the Corporation;

    (d) if the Committee deems it appropriate, secure outside counsel, accountants or other experts to assist the Committee in fulfilling its responsibilities and duties; and

    (e) provide management, the engagement partner of the Corporation's outside audit firm and the director of internal audit with appropriate opportunities to meet privately with the Committee.

    While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting audits and interim reviews or for determining whether the Corporation's financial statements are complete and accurate and in accordance with generally accepted accounting principles. Similarly, it is not the Committee's responsibility to ensure that the Corporation complies with all laws and regulations or its policies, procedures and practices, including conflict of interest policies. Finally, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditor. The Committee may, if it deems it appropriate, exercise its authority under 5(d) and (e) above to assist in resolving any such disagreements.

                            [BALL CORPORATION LOGO]

                                BALL CORPORATION

                              10 LONGS PEAK DRIVE
                        BROOMFIELD, COLORADO 80021-2510

                                [RECYCLED LOGO]

PROXY

BALL CORPORATION                                  PROXY/VOTING INSTRUCTION CARD

10 Longs Peak Drive, Broomfield, Colorado 80021-2510
-------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 25, 2001.

The undersigned hereby appoints Frank A. Bracken, R. David Hoover and George A. Sissel and each or any of them as Proxies, with full power of substitution, to vote all shares of Ball Corporation Common Stock entitled to be voted by the undersigned for the election of directors and on Proposals 2 and 3 referred to on the reverse side of this Proxy Card and described in the Proxy Statement, and on any other business as properly may come before the Annual Meeting of Shareholders on Wednesday, April 25, 2001, or any adjournment thereof.

This proxy will be voted as directed. If no direction is given, this proxy will be voted FOR items 1 and 2 and AGAINST item 3.


Election of three directors for three-year terms. Nominees are:

01 Frank A. Bracken, 02 John F. Lehman, 03 George A. Sissel


        You are encouraged to specify your votes by marking the appropriate boxes on the reverse side.

        PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

/x/ Please mark your vote as in this example.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of directors, FOR Proposal 2 and AGAINST Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

                 FOR        WITHHOLD authority for all Nominees

1. Election of   / /          / / To withhold authority to vote for any
   Directors                      specific nominee(s), mark the "FOR" box
   (see reverse)                  and write the name of each such nominee
                                  for whom you are withholding authority to vote on the line provided below.


2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Corporation.

                                                  FOR     AGAINST    ABSTAIN
                                                  / /     / /        / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING SHAREHOLDER
PROPOSAL:


3. Shareholder proposal to implement global human rights standards

                                                  FOR     AGAINST    ABSTAIN
                                                  / /     / /        / /


4. At their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting or any adjournment thereof.


SIGNATURE(S)______________________________________________ DATE _______________

Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


                                BALL CORPORATION

Dear Shareholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24 hours a day, seven days a week, up until the day prior to the meeting.

TO VOTE BY TELEPHONE:
Using a touch-tone phone, call toll-free: 1-877-PRX-VOTE (1-877-779-8683) From outside the United States, call direct: 1-201-536-8073

TO VOTE BY INTERNET:
Log on to the Internet and go to the website: http://www.eproxyvote.com/bll
NOTE: IF YOU VOTE OVER THE INTERNET, YOU MAY INCUR COSTS SUCH AS
TELECOMMUNICATION AND INTERNET ACCESS CHARGES FOR WHICH YOU WILL BE RESPONSIBLE.

                        THANK YOU FOR VOTING YOUR SHARES.
                             YOUR VOTE IS IMPORTANT!

  DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.